Exhibit 4.2
WEALTHFRONT CORPORATION
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of September 22, 2022 by and among Wealthfront Corporation, a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A attached hereto (the “Investors”) and the Lenders listed on Exhibit B attached hereto (the “Lenders”).
WHEREAS, certain of the Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series D Preferred Stock (the “Series D Preferred Stock”), Series E Preferred Stock (the “Series E Preferred Stock”), Series F Preferred Stock (the “Series F Preferred Stock”), Series G Preferred Stock (the “Series G Preferred Stock”) and Series G-1 Preferred Stock (the “Series G-1 Preferred Stock”), each $0.0001 par value per share, and have been granted certain information and registration rights and rights of first refusal under that certain Amended and Restated Investors’ Rights Agreement, dated as of December 27, 2017, by and among the Company and the Prior Investors (the “Prior Agreement”).
WHEREAS, UBS Americas Inc. (“UBS”) and the Company have entered into that certain Convertible Note Purchase Agreement, dated as of September 2, 2022 (the “Note Purchase Agreement”) pursuant to which the Company shall, concurrently herewith, issue to UBS a convertible note having an aggregate principal amount of $69,700,000 (the “Note”), which shall, upon certain circumstances set forth in the Note, convert into shares of the Company’s Series H-1 Preferred Stock (the “Series H-1 Preferred Stock”) or Series H-2 Preferred Stock (the “Series H-2 Preferred Stock,” together with the Series H-1 Preferred Stock, the “Series H Preferred Stock” and collectively with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series G-1 Preferred Stock and Series H-1 Preferred Stock, the “Series Preferred Stock”), and upon the conversion in full of the Note and the issuance of the shares of Series H Preferred Stock pursuant thereto, UBS shall become a party to this Agreement.
WHEREAS, in connection with the sale and issuance of the Note pursuant to the Note Purchase Agreement, the Company and the Prior Investors desire to amend, restate and replace their rights and obligations under the Prior Agreement and to grant the Investors the rights and obligations set forth in this Agreement.
WHEREAS, Section 4.2 of the Prior Agreement provides that the Prior Agreement may be amended by the written consent of the Company and the holders of a majority of the “Registrable Securities” (as defined in Section 2.1 of the Prior Agreement) then outstanding, and the undersigned parties to this Agreement hold a majority of the Registrable Securities currently outstanding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:
1.    CERTAIN RIGHTS AND COVENANTS.
1.1    Basic Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor and its Affiliates (as defined below) collectively hold at least 90,000 shares of Series B Preferred Stock, 90,000 shares of Series C Preferred Stock, 1,200,000 shares of Series D Preferred Stock, 1,200,000 shares of Series E Preferred Stock, 600,000 shares of Series F Preferred Stock, 1,400,000 shares of Series G Preferred Stock, or 3,500,000 shares of Series H Preferred Stock, (in each case, as adjusted for any stock splits, stock dividends, recapitalizations and the like with respect to each such series of Preferred Stock) and/or the equivalent number (on an as-converted basis) of shares of the Company’s Common Stock, $0.0001 par value per share (“Common Stock”), issued upon the conversion of such shares of Series Preferred Stock (the “Conversion Stock”) (such an Investor, collectively with its Affiliates who are Investors, a “Major Investor”), the Company will:
(a)    Annual Reports. Furnish to such Major Investor, as soon as practicable, and in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Operations and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, all prepared in accordance with generally accepted accounting principles, audited by independent certified public accountants selected by the Company’s Board of Directors (the “Board”); and
(b)    Quarterly Reports. Furnish to such Major Investor as soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter of the Company, quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Operations and an unaudited Statement of Cash Flows.
For the purposes of this Agreement, “Affiliate” shall mean, with respect to any specified entity, any other entity which, directly or indirectly, controls, is controlled by or is under common control with such specified entity, including, without limitation, any general partner, officer, director or manager of such specified entity and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with or is otherwise affiliated with such entity.
1.2    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), except for confidential information that (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 1.2 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, an Investor may disclose confidential information:
(i)    to any of such Investor’s attorneys, accountants, consultants and other professionals, to the extent necessary to obtain their services in connection with monitoring such Investor’s investment in the Company and if such professionals are obligated to maintain the confidentiality of the same;
(ii)    if such Investor is a limited partnership or limited liability company, to any Affiliate of such Investor, former partner or member who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing) provided that such Investor informs such person that such information is confidential;
(iii)    to any prospective purchaser of any Registrable Securities from the Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 1.2;
(iv)    as may otherwise be required by law, regulation or legal process, if such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or
(v)    in connection with the enforcement of this Agreement or rights under this Agreement.
1.3    Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor.
1.4    Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Series Preferred Stock, all Conversion Stock issuable from time to time upon such conversion.
1.5    Stock Vesting; Right of First Refusal. Unless otherwise approved by the Board, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company and (b) seventy-five percent (75%) of such stock shall vest over the remaining three (3) years. All shares of Common Stock issued pursuant to stock options and other stock equivalents granted under the 2017 Equity Incentive Plan after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to a Company right of first refusal on transfers of such shares until the IPO (as defined below) and a Company right to repurchase any unvested shares at cost upon the termination of the service relationship between the Company and the holder.
1.6    Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or the Board.
1.7    Qualified Small Business. The Company will use its best efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), any regulations promulgated thereunder and any similar state laws and regulations, and agrees not to repurchase any stock of the Company if such repurchase would cause the Series Preferred Stock not to so qualify as “Qualified Small Business Stock”; provided, however, that (a) such requirement shall not be applicable if the Board determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company and (b) such requirement shall not be applicable to any shares of Series Preferred Stock that did not qualify as Qualified Small Business Stock under the Code at the time of issuance of such shares. The Company further covenants to submit to its stockholders and to state and federal taxation authorities such forms and filings as may be required to document such compliance, including the California Franchise Tax Board Form 3565, Small Business Stock Questionnaire, with its franchise or income tax return for the current income year. Upon request, the Company will provide a determination in writing to an Investor as to the Section 1202 status of any securities of the Company held by such Investor or its Affiliates.
1.8    Investment Adviser Act Covenants.
(a)    The Company has adopted: (i) a formal code of ethics materially complying with Rule 204A-1 promulgated under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (ii) a written policy on insider trading materially complying with Section 204A of the Advisers Act; (iii) policies with respect to avoiding conflicts of interest which are as stated in the most recent Form ADV filed by it, as amended; (iv) written policies and procedures with respect to proxy voting materially complying with Rule 206(4)-6 promulgated under the Advisers Act and with respect to political contributions materially complying with Rule 206(4)-5 under the Advisers Act; and (v) written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder.
(b)    The Company hereby covenants that each of its employees and consultants acknowledge in writing in connection with the commencement of providing services to the Company that he or she is bound by the code of the ethics (which includes an insider trading policy) of the Company.
1.9    Termination of Certain Rights. The Company’s obligations under Sections 1.1, 1.3, 1.5, 1.6, 1.7 and 1.8 above will terminate upon the earliest to occur of the following: (a) immediately prior to the closing of the first sale of Common Stock to the general public pursuant to a registration statement under the Securities Act (as defined below) (the

“IPO”), or (b) immediately prior to the closing of a Liquidation Event (as such term is defined in the Company’s Restated Certificate of Incorporation, as may be amended from time to time (the “Restated Certificate”)). The Company’s obligations under Section 1.4 above will terminate upon the earliest to occur of the following: (a) immediately prior to the closing of the IPO in which all shares of Series Preferred Stock have converted to Common Stock; and (b) immediately prior to the closing of a Liquidation Event.
2.    REGISTRATION RIGHTS.
2.1    Definitions. For purposes of this Section 2:
(a)    Registration. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.
(b)    Registrable Securities. The term “Registrable Securities” means:
(i)    all the shares of Common Stock of the Company issuable or issued upon the conversion of any shares of Series Preferred Stock, whether now owned or hereafter acquired by any Investor or any Investor’s permitted successors and assigns;
(ii)    any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (i) of this subsection 2.1(b);
(iii)    the Lender Registrable Securities, provided, however, that such Lender Registrable Securities shall not be deemed Registrable Securities and the Lenders shall not be deemed Holders for the purposes of Sections 1, 2.2, 3 and 4.2; and
(iv)    shares of Common Stock of the Company acquired by the Investors following the date of this Agreement excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.12 hereof, the holders are no longer entitled to registration rights pursuant to Section 2.2, 2.3 or 2.4 hereof.
(c)    Lender Registrable Securities. The term “Lender Registrable
Securities” means:
(i)    the Common Stock issuable or issued upon the exercise of any Lender Warrant; and
(ii)    the Common Stock issuable or issued upon conversion of the Preferred Stock issuable or issued pursuant to the exercise of any Lender Warrant; provided,

however, that before the holder of any Lender Warrant shall be entitled to exercise any rights under this Agreement, such holder must either (i) become a party to this Agreement as a “Lender” or (ii) agree to be bound by the terms of this Agreement related to registration rights applicable to the Lender Registrable Securities in a separate written agreement between such holder and the Company (including, without limitation, in a Lender Warrant).
(d)    Lender Warrant. The term “Lender Warrant” means any warrant to purchase shares of capital stock of the Company issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing transaction where the Board has approved the grant to the holder thereof of “piggyback” registration rights.
(e)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (i) issued and outstanding or (ii) issuable pursuant to the exercise, exchange or conversion of then-outstanding and then-exercisable and qualifying options, warrants or convertible or exchangeable securities.
(f)    Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that the Company shall in no event be obligated to register shares of Series Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
(g)    Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
(h)    SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.
2.2    Demand Registration.
(a)    Request by Holders. If the Company shall receive at any time after the earlier of seven (7) years after September 2, 2022 or six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $5,000,000; provided, however, that the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to this Section 2.2 during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 2.3 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to be effective.
(b)    Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by a majority in interest of the Registrable Securities held by the Initiating Holders (and reasonably acceptable to the Company). The Company shall not be required to include any securities of any Holder in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by a majority in interest of the Registrable Securities held by the Initiating Holders (and reasonably acceptable to the Company), and enters into an underwriting agreement in customary form with such underwriter or underwriters. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
(c)    Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120)-day period (other than (i) a registration relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).
(e)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, the fees and disbursements and expenses of counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering based on the number of shares sold in such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.
2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under

Section 2.2 or 2.4 of this Agreement (provided that the Company shall comply with the notice requirements therein) or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to Holders that are Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities held by each Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that: (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the total number of shares included in such registration, unless such offering is the Company’s initial public offering, in which event any or all of the Registrable Securities may be excluded and (ii) all shares that are not Registrable Securities shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 5.1 hereof, to the Company and the underwriter, delivered at least fifteen (15) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, limited liability company, corporation or venture capital fund, the partners, retired partners, members, retired members, stockholders and affiliated venture capital funds of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
(b)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements and expenses of counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering based on the number of shares sold in such offering.
2.4    Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least forty percent (40%) of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:
(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.
(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(i)    if Form S-3 is not available for such offering;
(ii)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than
$3,000,000;

(iii)    if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4 and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120)-day period (other than (i) a registration relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);
(iv)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.4; or
(v)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c)    Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees, and disbursement and expenses of counsel for the Company. Each Holder participating in a registration pursuant to this Section 2.4 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts based on the number of shares sold in the offering, commissions or other amounts payable to underwriters or brokers in connection with such offering.
(d)    Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.
2.5    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to the provisions of subsection 2.5(g) below, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.
(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use reasonable, diligent efforts to timely file all reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in order to maintain the right to continue to use such Form and to maintain such registration in effect.
(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
(d)    Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.
(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(g)    Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 2 covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders, provided, however, that the Company may exercise the right to such suspension only once in any twelve (12) month period and for a period not to exceed ninety (90) days; provided, further, that such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock or other securities of the Company. From and after the date of a notice of suspension under this subsection 2.5(g), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (i) notice from the Company that such suspension has been lifted or (ii) the ninetieth (90th) day following the giving of the notice of suspension.
2.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.
2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Section 2.2, 2.3 or 2.4:
(a)    By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations,” and each individually, a “Violation”):
(i)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act or any amendments or supplements thereto;
(ii)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(iii)    any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.
The Company will reimburse each such Holder, partner, member, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b)    By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner, member or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; within three (3) months after a request for reimbursement has been received by the indemnifying Holder, provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this subsection 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.
(c)    Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties (including the indemnified party); provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of liability that it may have to any indemnified party otherwise than under this Section 2.8 to the extent of such prejudice.
(d)    Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder (when combined with any amount paid by such Holder pursuant to subsection 2.8(b)) from all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.
(e)    Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.
(f)    Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement and otherwise.
2.9    Market Standoff Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees, partners or members of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Act; provided, however, that, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, if required by such underwriters or the Company, the restrictions imposed by this Section 2.9 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.9 or that are necessary to give further effect thereto.
For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.9 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each
Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period called for in the immediately preceding paragraph of this Section 2.9. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.
Notwithstanding anything to contrary, the foregoing provisions of this Section 2.9 shall be applicable (i) only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement and (ii) to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to substantially similar restrictions. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.
2.10    Limitations on Disposition. Each Holder hereby agrees not to make any disposition of all or any portion of and Registrable Securities unless and until:
(a)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(b)    such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of such Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Registrable Securities in compliance with SEC Rule 144 or Rule 144A; (ii) for any transfer of any Registrable Securities by a Holder that is a partnership, limited liability company, a corporation or a venture capital fund to (A) a partner of such partnership, a member of such limited liability company or stockholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, without limitation, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, (D) the estate of any such partner, member or stockholder; (iii) for the transfer by gift, will or intestate succession by any Holder to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing or (iv) in the case of any of Tiger Global Private Investment Partners X, L.P., LFX Capital, L.L.C., Evan Feinberg or Jason Schneider (collectively, the “Tiger Investors”), to any of the other Tiger Investors; provided, that in each of the foregoing cases, the transfer was without additional consideration or at no greater than cost and the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder.
2.11    Rule 144 Reporting.    With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:
(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;
(b)    Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and
(c)    So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).
2.12    Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the IPO; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.
3.    RIGHT OF FIRST REFUSAL
3.1    General. Each Major Investor and any non-Affiliate party to whom such Major Investor’s rights under this Section 3 have been duly assigned in accordance with subsection 4.1(a) (each such Major Investor or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined below) that the Company may from time to time issue after the date of this Agreement, provided, however, such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company’s reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act; provided, further, that such Rights Holder shall be entitled to apportion its rights of first refusal set forth in this Section 3 among itself and its Affiliates in any such proportions it deems appropriate in its sole discretion. A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under subsection 2.1(f), to (b) a number of shares of Common Stock equal to the sum of (i) the total number of shares of Common Stock then outstanding plus (ii) the total number of shares of Common Stock into which all then-outstanding shares of Preferred Stock of the Company are then convertible, plus (iii) the number of shares of Common Stock issuable pursuant to then-outstanding options, warrants and convertible securities (other than the Preferred Stock and excluding any securities issuable upon exercise of any outstanding Series G- 1 Warrants).
3.2    New Securities. “New Securities” shall mean any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, exercisable, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include shares of Common Stock or Preferred Stock that are excluded from the definition of Additional Shares of Common Stock set forth in the Restated Certificate).
3.3    Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 5.1 hereof. Each Rights Holder shall have twenty (20) days from the date such Notice is effective, as determined pursuant to Section 5.1 hereof based upon the manner or method of notice, to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such twenty (20)-day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Non-Full Purchasing Holder”), then such Non- Full Purchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Full Purchasing Holder”) written notice of the failure of any Non-Full Purchasing Holder to purchase such Non-Full Purchasing Rights Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Full Purchasing Holder, other than a Series H Preferred Stockholder (as defined in the Restated Certificate), shall have a right of overallotment such that such Full Purchasing Holder may agree to purchase a portion of the Non-Full Purchasing Holders’ unpurchased Pro Rata Share of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within five (5) days after receiving the Overallotment Notice. The rights provided in this Section 3 may be assigned or transferred by any Holder that is an investment fund to any of its affiliates, including any affiliated investment funds.
3.4    Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such twenty (20) plus five (5)-day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such ninety (90)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.
3.5    Termination. This right of first refusal shall terminate immediately prior to the earlier of (a) the closing of the IPO or (b) the closing of a Liquidation Event.
4.    ASSIGNMENT, AMENDMENT AND REGULATORY.
4.1    Assignment. Notwithstanding anything herein to the contrary:
(a)    Information Rights and Right of First Refusal. The rights of an Investor under Sections 1 and 3 hereof may be assigned only to a party who acquires from an Investor (or an Investor’s permitted assigns) at least 90,000 shares of Series B Preferred Stock, 90,000 Shares of Series C Preferred Stock, 1,200,000 shares of Series D Preferred Stock, 1,200,000 shares of Series E Preferred Stock, 1,200,000 shares of Series F Preferred Stock, 1,400,000 shares of Series G Preferred Stock, and/or an equivalent number (on an as-converted basis) (as adjusted for any stock splits or combinations of such series of Preferred Stock, stock dividends on such series of Preferred Stock, recapitalizations of such series of Preferred Stock or the like with respect to such series of Preferred Stock) of shares of Conversion Stock described in Section 1.1 hereof. Notwithstanding anything herein to the contrary, the information rights of a Holder under Section 1 hereof and the right of first refusal of a Major Investor under Section 3 may be assigned to (i) an Affiliate of a Holder or Major Investor or (ii) a Holder’s or Major Investor’s family member or trust for the benefit of an individual Holder or Major Investor.
(b)    Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned only to a party who acquires at least 90,000 shares of Series Preferred Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee of such rights is not deemed by the Board, in its reasonable and good faith judgment, to be a competitor of the Company (except in the case of a venture capital fund to an affiliated venture capital fund); and provided, further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4. Notwithstanding anything herein to the contrary, the registration rights of a Holder under Section 2 hereof may be assigned to (i) an Affiliate of a Holder or (ii) a Holder’s family member or trust for the benefit of an individual Holder.
4.2    Amendment and Waiver of Rights. Any provision of this Agreement (other than Sections 1 and 3 hereof) may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that any Series H Preferred Stockholder that is a Major Investor, and only for so long as such Series H Preferred Stockholder is a Major Investor, will only have consent rights over such amendments, terminations or waivers that may significantly and adversely affect such Series H Preferred Stockholder’s rights herein. The provisions of Sections 1 and 3 hereof may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the holders of a majority of the Registrable Securities then outstanding held by Major Investors; provided, that (x) notwithstanding anything to the contrary, Section 3 hereof, and this clause (x) of Section 4.2, may not be amended or waived without the written consent of the holders of a majority of the Series G Preferred Stock and Series G-1 Preferred Stock then outstanding, voting together as a single class on an as-converted basis.
4.3    New Investors and Lenders. Notwithstanding anything herein to the contrary, UBS shall become a party to this Agreement as an “Investor” upon the conversion in full of the Note and issuance of the shares of Series H Preferred Stock to UBS thereby and shall execute a counterpart signature page to this Agreement as an “Investor,” without the need of obtaining any consent, approval or signature of the Company or any Investor. Further, notwithstanding anything to the contrary herein, if the Company issued any Lender Warrant, any recipient of a Lender Warrant may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Lender” for all purposes hereunder. No action or consent by any Investor shall be required for such joinder to this Agreement by such additional Lender, so long as such additional Lender has agreed in writing to be bound by all of the obligations as a “Lender” hereunder.

5.    GENERAL PROVISIONS.
5.1    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (a) at the time of personal delivery, if delivery is in person; (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (c) one (1) business day after deposit with an express overnight courier for United States deliveries or three (3) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by express courier. All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address as follows, or at such other address or electronic mail address as such party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
(a)    if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto.
(b)    if to the Company:
Wealthfront Corporation
261-267 Hamilton Avenue
Palo Alto, CA 94301
Attention Chief Legal & Compliance Officer
with a copy to:
Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Attention: Michael A. Brown
5.2    Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
5.3    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.
5.4    Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.
5.5    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
5.6    Successors and Assigns. Subject to the provisions of Section 4.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.
5.7    Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.
5.8    Counterparts; Electronic Signatures. This Agreement may be executed and delivered by electronic signature and in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
5.9    Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.
5.10    Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend or the like of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend or the like.
5.11    Aggregation of Stock. For purposes of this Agreement, all shares held or acquired by Affiliates of entities or persons shall be aggregated together with all shares held or acquired by such entities or persons for the purpose of determining the availability of any rights under this Agreement.

5.12    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
5.13    Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended in its entirety and restated herein. Such amendment and restatement is effective upon the execution of this Agreement by the Company and the holders of a majority of the Registrable Securities held by the Prior Investors outstanding as of the date of this Agreement. Upon such execution, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Note Purchase Agreement.
5.14    Arbitration. The parties agree first to negotiate in good faith to resolve any disputes arising out of or relating to or affecting the subject matter of this Agreement. Any dispute arising out of or relating to or affecting the subject matter of this Agreement not resolved by negotiation shall be settled by binding arbitration in San Mateo County, California before the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the JAMS Rules of Practice and Procedure. The arbitrator shall be a former judge of a court of California. Discovery and other procedural matters shall be governed as though the proceeding were an arbitration. Any judgment upon the award may be confirmed and entered in any court having jurisdiction thereof. The arbitrator shall be required to, in all determinations, apply California law without regard to its conflicts of law provisions. Notwithstanding the foregoing, the arbitrator shall apply the substantive law of the state of incorporation of the Company, where applicable. The arbitrator is afforded the jurisdiction to order any provisional remedies, including, without limitation, injunctive relief. The arbitrator may award the prevailing party the costs of arbitration, including reasonable attorneys’ fees and expenses. The arbitrator’s award shall be in writing and shall state the reasons for the award. The parties stipulate that a JAMS employee may be appointed as a judge pro tempore of the Superior Court of San Mateo County if required to carry out the terms of this provision. Arbitration shall be the sole and exclusive means to resolve any dispute.
5.15    Determination of Ownership and Control. For purposes of determining shares owned or controlled by a Series H Preferred Stockholder, the terms “own” or “control” shall mean “own” or “control” for purposes of the Bank Holding Company Act of 1956, and the rules, regulations and interpretations promulgated thereunder, in each case, as amended, and shall include, without limitation, any shares, whether held directly or indirectly, by or attributable to a person, any shares of persons acting in concert with one or more persons, or by virtue of common control or affiliation with another person.
5.16    Covered Persons. The Company acknowledges that the Investors and their Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Investors acknowledge and agree that a Covered Person (as defined below) shall:
(a)    have no duty to the Company to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company and
(b)    in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject, including, without limitation, Section 1.2 of this Agreement.
Notwithstanding anything in this Section 5.15 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company. For the purposes of this Section 5.15, “Covered Persons” shall have the meaning set forth in the Restated Certificate.
[Signature Pages Follow]

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.
THE COMPANY:
WEALTHFRONT CORPORATION

By:	/s/ David Fortunato
Name:	David Fortunato
Title:	Chief Executive Officer

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.
INVESTORS:
RACHLEFF FAMILY REVOCABLE TRUST UTD 5/19/92

By:	/s/Andrew Rachleff
Name:	Andrew Rachleff
Title:	Trustee

ANDREW RACHLEFF

By:	/s/Andrew Rachleff

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors' Rights Agreement as of the date and year first written above.
INVESTORS:
INDEX VENTURES VI (JERSEY), L.P

By:	its Managing General Partner:
Index Venture Associates VI Limited

/s/ Nigel Greenwood
Nigel Greenwood
Director
INDEX VENTURES VI PARALLEL ENTREPRENEUR FUND (JERSEY), L.P

By:	its Managing General Partner:
Index Venture Associates VI Limited

/s/ Nigel Greenwood
Nigel Greenwood
Director

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors' Rights Agreement as of the date and year first written above.
INVESTORS:
INDEX VENTURES GROWTH II (JERSEY), L.P

By:	its Managing General Partner:
Index Venture Growth Associates II Limited

/s/ Nigel Greenwood
Nigel Greenwood
Director
INDEX VENTURES GROWTH II PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

By:	its Managing General Partner:
Index Venture Growth Associates II Limited

/s/ Nigel Greenwood
Nigel Greenwood
Director

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.
INVESTORS:
YUCCA (JERSEY) SLP

By:	Intertrust Employee Benefit Services Limited as Authorised Signatory of Yucca (Jersey) SLP in its capacity as administrator of the Index Co-Investment Scheme

/s/ Authorized Signatory
Authorised Signatory - Intertrust Employee Benefit Services Limited

In Witness Whereof, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.
INVESTORS:
TIGER GLOBAL PRIVATE INVESTMENT
PARTNERS X, L.P.

By:	Tiger Global PIP Performance X, L.P.
Its General Partner

By:	Tiger Global PIP Management X, Ltd.
Its General Partner

By:	/s/ Richard Fortunato
Name:	Richard Fortunato
Title:	Legal Counsel

EXHIBIT A
LIST OF INVESTORS

Investor Name and Address
Tiger Global Private Investment Partners X, L.P.
LFX Capital, L.L.C.
Evan Feinberg
Jason Schneider
Ribbit Capital II, L.P.
Index Ventures VI (Jersey), L.P.
Index Ventures VI Parallel Entrepreneur Fund (Jersey) L.P.
Index Ventures Growth II Parallel Entrepreneur Fund (Jersey) L.P
Index Venture Growth II (Jersey), L.P
Yucca (Jersey) SLP
The Social+Capital Partnership II, L.P., for itself and as nominee for certain other individuals and entities
Greylock XIII Limited Partnership
Greylock XIII-A Limited Partnership
Greylock XIII Principals LLC
Dag Ventures IV – QP, L.P. DAG Ventures IV, L.P. DAG Ventures IV-A, L.P. DAG Ventures IV-A, LLC
Andrew Rachleff
Rachleff Family Revocable Trust UTD 5/19/92
Adam D'Angelo TTEE Adam D'Angelo Revocable Trust DTD 3/13/08
Andrew R. Dunn
Angela Zaeh
Christopher D. Martin, Trustee of the 2011 Christopher D. Martin Revocable Trust, dated October 20, 2011
Christopher Morace
Herman Family Revocable Trust DTD 10/17/12
Daniel & Mary Shapero signed by Daniel Jacob Shapero
David W. Hahn
Eduardo Cue and Paula Cue, Co-Trustees of The Cue Living Trust dated July 31, 2007
Gil Penchina
Hunter Everett Walk

James and Nancy Shalek signed by Nancy G. Shalek
The Olivan Reinhold Family Revocable Trust UAD 10/16/12 (JO SP)
Luo Olavson Living Trust
Audrey Capital, LLC
Matthew Wyndowe
Michael Schroepfer Erin Hoffmann TTEES, The HS Trust DTD 9/28/2011
The MSV Living Trust, Dated 9/1/2011
Owen W. Tripp
Reed Hundt
Ryan Roslansky
Satya Patel
Science Media, LLC
Scott H. Roberts
Shyam Sankar Trust
F&W Investments LP - Series 2012
Timothy Kendall
Louis Eisenberg
SK Ventures II, L.P.
Matthew Papakipos
UnionPac Capital LLC
Malmi, LLC
KROSE Trust
Weiner/Derouaux Revocable Trust
The Hope Island Trust, Dated 7/27/2011 – Alison Rosenthal, Sole Trustee
Laurence W. Cohen
BENCHMARK CAPITAL PARTNERS VIII, L.P., as nominee for Benchmark Capital Partners VIII, L.P., Benchmark Founders’ Fund VIII, L.P., and Benchmark Founders’ Fund VIII-B, L.P.
Spark Capital Growth Fund, L.P.
Spark Capital Growth Founders’ Fund, L.P.
MAVEN VENTURES GROWTH LABS FUND I, L.P.
Dragoneer Global Fund II, L.P.
Second Line Advisors, LLC

EXHIBIT B
LIST OF LENDERS

Lender Name and Address
TriplePoint Capital LLC